                                                                    EXHIBIT 10.6

                             AMENDED AND RESTATED
                            COMPENSATION AGREEMENT


     This Compensation Agreement (this "Agreement") is dated and made effective as of the 1st day of November, 1998 (the "Effective Date") between INTERACTIVE OBJECTS, INC., a Washington corporation (the "Company"), and STEVEN G. WOLLACH (the "Employee"). This Agreement amends and supersedes in its entirety that certain prior Compensation Agreement between the Company and Employee dated January 1, 1998, as amended July 1, 1998 (the "Prior Agreement").

     1. Employment. The Company employs and Employee accepts employment on the terms and conditions in this Agreement.

     2. Duties. Employee is employed in the capacity of President and Chief Financial Officer. Employee shall perform the duties customarily performed by a President and a Chief Financial Officer and shall report to the Company's Board of Directors (the "Board"), provided that Employee's precise duties may be changed, extended or curtailed, from time to time, at the Board's direction. Employee shall assume and perform the further reasonable responsibilities and duties that the Company may assign from time to time.

     3. Intensity of Effort; Other Business. Employee shall devote Employee's entire working time, attention and efforts to Company's business and affairs, shall faithfully and diligently serve Company's interests and shall not engage in any business or employment activity that is not on Company's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board of Directors or (b) passive investments that do not involve Employee providing any advice or services to the businesses in which the investments are made.

     4. Term. The term of this Agreement starts on the Effective Date and expires on December 31, 1999 (the "Initial Term"). This Agreement shall automatically be renewed for successive one-year terms (each referred to as an "Extended Term") unless either party gives written notice of nonrenewal at least thirty (30) days before the expiration of the term. Unless stated otherwise, the word "year" as used in this Agreement refers to incremental periods of 365 days each (366 days in the case of a leap year), not calendar years. This Agreement may terminate before the expiration of any term as provided below.

     5.  Compensation.  Employee's compensation shall be as follows:

         a. Employee's salary initially shall be $11,250 per month ($135,000 per year on an annualized basis), which shall be computed and paid in equal installments consistent with Company's normal payroll procedures. The Company has paid to Employee, in a lump sum payment, retroactive salary for the period from January 1, 1998 to July 1, 1998 such that Employee's aggregate salary for the 1998 calendar year shall be $135,000. At the end of each calendar year, Employee's salary shall be reviewed by the Board and adjusted as determined by the Board in its sole discretion, provided that, absent cause or Employee's consent, it may not be adjusted downward.

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         b.  As of the Effective Date, Employee shall be granted stock options to purchase an aggregate of 400,000 shares of Company Common Stock (the "New Options") under the Company's 1998 Stock Option Plan, subject to the provisions herein for termination. These stock options are in addition to the outstanding stock options to purchase up to 200,000 shares granted to Employee under the Prior Agreement (the "Old Options"). The vesting schedule for the New Options shall be as follows: (i) options to purchase 200,000 shares shall be immediately vested and fully exerciseable as of the Effective Date; and (ii) options to purchase the remaining 200,000 shares shall vest pro rata on a monthly basis over a period of two years from the Effective Date. In addition, the vesting schedule for the Old Options is hereby amended as follows: (1) options to purchase 60,000 shares shall be immediately vested and fully exercisable as of the Effective Date; and (ii) options to purchase the remaining 140,000 shares shall vest pro rata on a monthly basis over a period of two years from the Effective Date. The exercise price for the New Options shall be the price at which all outstanding employee options were repriced in November 1998, $1.406 per share.

         The option agreements for the New Options shall provide, and the option agreements for the Old Options shall be amended to provide, that (x) in the event of a merger, consolidation, disposition of all or substantially all of the assets, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, or (y) upon the acquisition by a person (as defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act as in effective as of the date hereof) of a majority of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record), or (z) upon the issuance by the Company in a transaction or series of transactions within a three-month period of more than seventy-five percent (75%) of the then-outstanding shares of Common Stock, (each of (x), (y) and (z), a "Change of Control"), all of the outstanding and unvested options shall automatically accelerate so that each such option shall, immediately prior to any such Change of Control become 100 percent vested. The acceleration provisions of this paragraph shall not be impacted by (i) the accounting treatment of the particular transaction (purchase or pooling) or (ii) whether the acquiring company reissues new options to replace this option. Except as otherwise set forth herein, the New Options shall be subject to all the other terms and conditions of the stock option plan.

     Notwithstanding any other provision herein to the contrary, Employee shall not exercise any New Option to the extent such exercise would cause IRC Section 162(m) to limit any tax deduction of the Company. The Company hereby undertakes to present to its shareholders at the next annual shareholders meeting certain amendments to the option plan to, among other things, increase the number of shares that may be granted in any one year in compliance with IRS Code Section 162(m) and the grant of options hereunder to ensure compliance with the requirements of IRS Code Section 162(m).

     The Board and Employee agree that the option grants described above are intended to be part of Employee's compensation package for 1998 and 1999 and that additional grants of comparable magnitude may be made to compensate Employee for his services to the Company in future periods, at the discretion of the Board.

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

         c. Employee shall be entitled to performance-based cash bonuses, up to a maximum aggregate of $135,000 during calendar year 1999, based on the events specified below. Any bonus due hereunder shall be paid to Employee in a lump sum (less any required withholdings or deductions) within 30 days after the full completion of any such event stated below. The performance-based criteria shall be as follows:

             (i) Listing of the Company Common Stock on The Nasdaq SmallCap Market ($25,000 bonus);

             (ii) The SEC's effectiveness order on the Company's Registration Statement on Form SB-2 ($15,000);

             (iii) Satisfaction of Company quarterly financial goals as set in advance by the Board of Directors ($5,000 bonus per quarter, up to aggregate of $20,000);

             (iv) Satisfaction of Company yearly financial goals as set in advance by the Board of Directors ($5,000 bonus);

             (v) Closing of any acquisition by the Company, by purchase, merger or otherwise, of on-going businesses, intellectual property, software or other assets, which acquisition is accounted for using the purchase or pooling method of accounting ($40,000 bonus per acquisition); and

             (vi) The next date on which the last trade price of the Common Stock as reported on the OTC Bulletin Board is greater than or equal to $4.00 (one-time $25,000 bonus).

Subject to the $135,000 performance-based cash bonuses described above, the Board may award to Employee additional discretionary cash bonuses in 1999.

         d. Employee shall be eligible to participate in any other profit sharing and/or incentive compensation plan for executive officers or employees as determined by the Board in its sole discretion. Employee shall participate in the Company's executive bonus plan for calendar year 1998 from January 1, 1998.

         e. Company shall reimburse Employee for his personal car expenses for gas and oil-changes.

         f. Employee shall be eligible for such other compensation as may be provided by the Board in its sole discretion.

     6. Benefit Plans. Employee shall be eligible for all benefit plans (including retirement or pension plans, profit sharing plans and stock option plans) that are provided generally to Company's executive employees. In addition, the Company shall pay all premiums for Company sponsored health insurance for Employee.

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     7.  Vacation and Personal Leave.  Employee shall be entitled to four (4)
weeks' paid vacation per calendar year and such number of personal days per calendar year as provided in the Company's benefit plan set forth in the Company's Employee Handbook.

     8. Disability. Employee shall be entitled to such disability benefits as provided in the Company's benefit plan set forth in the Company's Employee Handbook.

     9. Business Expenses. Employee is authorized to incur reasonable travel and entertainment expenses to promote the Company's business. The Company shall reimburse Employee for those expenses. Employee shall provide to Company the itemized expense account information that Company reasonably requests.

     10. Termination. Employee's employment may be terminated before the expiration of this Agreement as follows, in which event Employee's compensation and benefits shall terminate except as otherwise provided below:

          a. By Company Without Cause. Company may terminate Employee's employment at anytime, without cause or good reason or advance notice. If Company terminates Employee's employment without cause the Company shall pay to Employee severance payments as described below.

              (i) The amount of severance that Employee shall be entitled to shall be equal to the product of Employee's then-current base salary (excluding bonuses, commissions and other compensation) multiplied by a fraction, the numerator of which shall be the number of partial and complete calendar quarters between Employee's original date of hire with the Company and the date of termination (up to a maximum of twelve (12)), and the denominator of which shall be twelve (12). In addition, Employee's severance payments shall include his pro rata portion to the date of termination, if any, of any full performance bonus under the Company's executive bonus plan for the year in which he is terminated.

              (ii) Notwithstanding the foregoing, in the event of a Change of Control, the amount of severance that Employee shall be entitled to shall be determined by the Board at the time the transaction which causes the Change of Control is approved by the Board, which severance amount shall be no less than Employee's income (salary and bonuses) during the prior twelve
     (12) months. In addition, upon a Change of Control, Employee shall be entitled to the full amount, if any, of any performance bonus under the Company's executive bonus plan for the year in which he is terminated.

     Any severance payments shall be paid to Employee in a lump sum payment (less any required withholdings or deductions) within 30 days after termination. Employee shall not be required to mitigate the amount of these termination payments by seeking other employment or otherwise, and no income to Employee of any kind shall reduce the termination payments.

          b. By Company for Cause. Company may terminate Employee's employment for cause. If Company wishes to terminate Employee's employment for cause it shall first give Employee 7 days' written notice of the circumstances constituting cause and a

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thirty-day opportunity to cure, unless the circumstances are not subject to being cured. Following the notice and opportunity to cure (if cure is not made), or immediately if notice and opportunity to cure are not required, Company may terminate Employee's employment for cause by giving written notice of termination. The notice may take effect immediately or at such later date as Company may designate, provided that Employee may accelerate the termination date by giving five business days' written notice of the acceleration. Any termination of Employee's employment for cause must be approved by a majority of the Board other than Employee. Employee must be given reasonable advance notice of the meeting at which termination is to be considered, and a reasonable opportunity to address the Board.

     For purposes of this Agreement "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent that materially impairs Employee's performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee's duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, misconduct materially injurious to Company, or any material breach of Employee's duties or obligations to Company that results in material harm to Company.

          c. By Employee Without Good Reason. Employee may terminate Employee's employment at any time, with or without good reason, by giving thirty
(30) days' advance written notice of termination.

          d. By Employee for Good Reason. Employee may terminate Employee's employment for good reason, in which event Employee shall be entitled to the same rights under this Agreement as if Company had terminated Employee's employment without cause. If Employee wishes to terminate employment for good reason Employee shall first give Company 30 days' written notice of the circumstances constituting good reason and an opportunity to cure, unless the circumstances are not subject to being cured. Following the notice and opportunity to cure (if cure is not made), or immediately if notice and opportunity to cure are not required, Employee may terminate employment for good reason by giving written notice of termination. The notice may take effect immediately or at such later date as Employee may designate, provided that Company may accelerate the termination date by giving five business days' written notice of the acceleration.

     For purposes of this Agreement, "good reason" means and is limited to the occurrence without cause and without Employee's consent of a material reduction in the character of Employee's duties, level of work responsibility or working conditions, Company requiring Employee to be based anywhere other than the greater Seattle area, except for reasonable travel on Company's business, or any material breach by Company of its duties or obligations to Employee that results in material harm to Employee.

          e. Death. Employee's employment shall terminate automatically upon Employee's death.

     11. Indemnification. Company shall defend and indemnify Employee from and against any and all claims that may be asserted against Employee by third parties (including

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derivative claims asserted by third parties on behalf of Company) that are connected with Employee's employment by Company, to the extent permitted by applicable law. The foregoing notwithstanding, Company shall not be required to defend or indemnify Employee (a) in a criminal proceeding, or (b) in civil proceedings where Employee is the plaintiff or (c) to the extent it is finally adjudicated that Employee did not act in good faith and in the reasonable belief that Employee's actions were appropriate in the discharge of Employee's duties for Company. Company may fulfill its duty of defense by providing competent legal counsel of Company's choosing. The foregoing rights are in addition to any other rights to which Employee may be entitled under any other agreement, policy, bylaw, insurance policy, ordinance, statute or other provision. This
Section 11 shall survive termination of this Agreement.

     12. Invention, Confidentiality, Nonraiding and Noncompetition Agreement. The parties each acknowledges and agrees that the Invention, Confidentiality, Nonraiding and Noncompetition Agreement attached hereto as Exhibit A which was previously executed and delivered by Employee shall continue in full force and effect as though set forth herein.

     13. Dispute Resolution. All disputes between Employee and Company that otherwise would be resolved in court shall be resolved instead by the following alternate dispute resolution process (the "Process" ).

          a. Disputes Covered. This Process applies to all disputes between Employee and Company, including those arising out of or related to this Agreement or Employee's employment at Company. Disputes subject to this Process include but are not limited to pay disputes, contract disputes, wrongful termination disputes and discrimination, harassment or civil rights disputes. This Process applies to disputes Employee may have with Company and also applies to disputes Employee may have with any of Company's employees or agents so long as the employee or agent with whom Employee has the dispute is also bound by or consents to this Process. This Process applies regardless of when the dispute arises and will remain in effect after Employee's employment with Company ends, regardless of the reason it ends. This Process does not apply, however, to workers' compensation or unemployment compensation claims.

          b. Mediation. Before having an arbitration hearing, Employee and Company agree to attempt to resolve all disputes by mediation using the Employment Mediation Rules of the American Arbitration Association. Mediation is a nonbinding process in which a neutral person helps the parties to try to reach an agreement to resolve their disputes. If the mediation is done after one party has started the arbitration process, the mediation shall not delay the arbitration hearing date. Temporary or interim relief may be sought without mediating first. Any failure to mediate shall not affect the validity of an arbitration award or the obligation to arbitrate.

          c. Arbitration. All disputes that are not resolved by agreement (in mediation or otherwise) shall be determined by binding arbitration. Arbitration is a process in which one or more neutral people decide the case after hearing evidence presented by both sides. The arbitration shall be governed by the rules of the American Arbitration Association.

          d. Injunctive Relief. Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions)

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

as may be appropriate, either before or after mediation or arbitration is commenced. The temporary or interim relief shall remain in effect pending the outcome of mediation or arbitration. No such request shall be a waiver of the right to submit any dispute to mediation or arbitration.

          e. Attorneys' Fees, Venue and Jurisdiction in Court. In any lawsuit arising out of or related to this Agreement or Employee's employment at Company, the prevailing party shall recover reasonable costs and attorneys' fees, including on appeal. Venue and jurisdiction of any such lawsuit shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue. These provisions do not give any party a right to proceed in court in violation of the agreement to arbitrate described above.

          f. Employment Status. This Dispute Resolution Process does not guarantee continued employment, require discharge only for cause or require any particular corrective action or discharge procedures.

     14. Governing Law. This Agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws.

     15. Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

     16. Survival. The indemnification (Section 11) and dispute resolution (Section 13) provisions of this Agreement and all of the provisions of the Confidentiality Agreement, including without limitation the confidentiality, limitations on publicity, possession of materials, noncompetition, nonraiding provisions, shall survive after Employee's employment by Company ends, regardless of the reason it ends, and shall be enforceable regardless of any claim Employee may have against Company.

     17. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

     18. Assignment; Successors. Company may assign its rights and delegate its duties under this Agreement. Employee may not assign Employee's rights or delegate Employee's duties under this Agreement.

     19. Binding Effect. This Agreement is binding upon the parties and their personal representatives, heirs, successors and permitted assigns.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

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     21.  Legal Representation.  In connection with this Agreement, the law firm of Cairncross & Hempelmann has represented only Company and has not represented Employee. Employee acknowledges that Employee has been advised to consult with independent legal counsel before signing this Agreement and has had the opportunity to do so.

     22. Complete Agreement. This Agreement, together with the attached Exhibits, is the final and complete expression of the parties' agreement relating to Employee's employment, and supercedes any prior employment agreements and/or understandings between the parties, including without limitation the Prior Agreement. This Agreement may be amended only by a writing signed by both parties; it may not be amended orally or by course of dealing. The parties are not entering into this Agreement relying on anything not set out in this Agreement. This Agreement shall control over any inconsistent policies or procedures of Company, whether in effect now or adopted later, but Company's policies and procedures that are consistent with this Agreement, whether in effect now or adopted later, shall apply to Employee according to their terms.


     EMPLOYEE:

     /s/ Steven G. Wollach            Dated:  January 7, 1999
     -----------------------------
     Steven G. Wollach


     INTERACTIVE OBJECTS, INC.:

     By:  /s/ Brent Nelson            Dated:  January 7, 1999
          ------------------------
          Brent Nelson, Director


     By:  /s/ Thad Wardall            Dated:  January 7, 1999
          ------------------------
          Thad Wardall, Director

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